Exhibit 99.1

Annie’s Reports Second Quarter Fiscal 2014 Financial Results

Announces Agreement to Acquire Safeway’s Joplin Plant, Annie’s Primary

Cookie and Cracker Manufacturer

Berkeley, California, November 7, 2013 — Annie’s, Inc. (NYSE: BNNY), a leading natural and organic food company, today announced financial results for its second quarter of fiscal 2014, ended September 30, 2013.

Highlights:

•	Net sales were $58.7 million in the second quarter; adjusted net sales[1] were $57.9 million, an increase of 24.0%

•	Consumption grew an estimated 22% in the second quarter, representing further acceleration versus prior growth trends[2]

•	Diluted EPS was $0.32 in the second quarter; adjusted diluted EPS[1] was $0.28, an increase of 19.1%

•	As previously announced, management expects to achieve the upper end of its net sales guidance range and the lower end of adjusted diluted EPS guidance range for its fiscal 2014

•	Annie’s announces agreement to acquire its primary cookie and cracker manufacturing plant, positioning its snacks business for long-term growth

“We experienced accelerated growth in both shipments and consumption during the quarter, as we benefited from continued base business strength and the successful rollout of our new microwavable mac & cheese cups and family-size frozen entrées,” commented John Foraker, CEO of Annie’s. “Year-to-date consumption growth, which is in excess of 20%, is the strongest since our IPO and gives us increased confidence in our sales outlook.

“While we are very pleased with our top-line performance and strong operating expense leverage, gross margin was impacted by changes in customer mix and, to a lesser extent, higher-than-expected sales of new products and above-normal inventory obsolescence. Nevertheless, we expect to exit the year with more normalized gross margin trends.

“Our ability to generate strong growth across product categories and sales channels gives us confidence in our long-term growth prospects. One of our biggest growth opportunities is in our snacks business, which remains highly under-penetrated relative to its potential. The planned acquisition of Safeway’s cookie and cracker manufacturing plant in Joplin, Missouri will provide us with valuable long-term scale benefits, which we expect will enable us to accelerate our pace of innovation and distribution growth in snacks.”

[1]	Adjusted net sales, EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income and adjusted diluted EPS are non-GAAP financial measures and must be read in conjunction with the important information about these measures and the full reconciliation to the most comparable GAAP measures set forth below.
[2]	Source: Syndicated and proprietary retail sales data for most applicable 12-week period.

Second Quarter Results

For the second quarter, Annie’s reported net sales of $58.7 million. Excluding the benefit to net sales from the pizza recall, primarily related to insurance recoveries, adjusted net sales increased 24.0% to $57.9 million, driven by significant increases in conventional sales channels. Net sales growth in the second quarter was led by meals, which benefited from continued strength in mac & cheese and initial shipments of our new family-size frozen entrées. Net sales of snacks and dressings, condiments and other products were also strong, growing double digits on a year-over-year basis.

EBITDA for the quarter was $9.7 million, with adjusted EBITDA increasing 15.6% year-over-year to $8.8 million. Adjusted EBITDA was driven by strong net sales growth and improved selling, general and administrative expenses as a percentage of net sales, partially offset by a lower gross margin percentage year-over-year.

Net income for the quarter was $5.6 million, or $0.32 per diluted share, as compared to $3.8 million, or $0.21 per diluted share, in the second quarter of fiscal 2013. Adjusted net income was $4.9 million, or $0.28 per diluted share, as compared to adjusted net income of $4.2 million, or $0.24 per diluted share, in the second quarter of fiscal 2013.

Fiscal 2014 Outlook

Annie’s expects the following financial results for the current fiscal year:

•	Adjusted net sales growth toward the upper end of 18% to 20% guidance range

•	Adjusted EBITDA of approximately $31 million

•	Adjusted diluted EPS toward the lower end of $0.97 to $1.01 guidance range

Planned Acquisition of Safeway’s Joplin Plant

Annie’s also announced that on November 5, 2013, the Company entered into a definitive agreement with Safeway Inc. and Safeway Australia Holdings, Inc. to acquire the snack manufacturing plant in Joplin, Missouri, which has been Annie’s primary manufacturer of cookie and cracker products since the inception of its snacks business in 2002. Under the agreement, the purchase price will be $6.0 million, plus the cost of inventory and supplies at closing. Annie’s expects to fund the acquisition with cash on hand and, if necessary, by drawing under its revolving credit facility. Including the impact of previously planned efficiency projects, the acquisition is not expected to materially impact net income in fiscal 2015.

Annie’s products produced in the Joplin plant currently account for over 50% of its overall snacks net sales and represent the majority of the plant’s total production volume. In connection with the closing of the acquisition, which is expected to occur in the first quarter of Annie’s fiscal 2015 and is subject to the satisfaction of various closing conditions, Annie’s expects to enter into a three-year supply agreement to produce products on behalf of an affiliate of Safeway Inc.

“The Joplin plant is of high strategic value to Annie’s,” said Mr. Foraker. “The planned acquisition of the plant is consistent with our asset-light business model and provides capacity for future growth, a platform for innovation and an opportunity to further control and improve our cost structure.”

Added Amanda Martinez, EVP, Operations and Administration of Annie’s, “Having overseen the Joplin plant during my tenure with Safeway, I can speak first-hand to the focus on quality at the plant as well as the caliber of its workforce. We look forward to welcoming the plant’s employees to the Annie’s family.”

Conference Call Information for Today, November 7, 2013

Annie’s will host a conference call and live webcast today, November 7, 2013 at 2:00 p.m. PT (5:00 p.m. ET). The conference call can be accessed by dialing 1-877-941-8609, or 1-480-629-9692 (outside the U.S. and Canada). A live webcast will be available on the Investor Relations page of Annie’s corporate website at www.annies.com and via replay beginning approximately two hours after the completion of the call for 90 days. An audio replay of the call will also be available to all interested parties beginning at approximately 5:00 p.m. Pacific Time on Thursday, November 7, 2013 until 11:59 p.m. Pacific Time on Thursday, November 14, 2013, by dialing 1-800-406-7325 or 1-303-590-3030 (outside the U.S. and Canada) and entering pass code 4643030#.

About Annie’s

Annie’s (NYSE: BNNY) is a natural and organic food company that offers great-tasting products in large packaged food categories. Annie’s products are made without artificial flavors, synthetic colors, and preservatives regularly used in many conventional packaged foods. Additionally, Annie’s sources ingredients so as to avoid synthetic growth hormones and genetically modified food ingredients. Today, Annie’s offers over 135 products and is present in over 26,500 retail locations in the United States and Canada. Founded in 1989, Annie’s is committed to operating in a socially responsible and environmentally sustainable manner. For more information, visit www.annies.com.

Forward-Looking Statements

Certain statements in this press release and the accompanying conference call, including Annie’s statements regarding expected full-year and back-half fiscal 2014 results, including adjusted net sales, adjusted EBITDA, adjusted diluted EPS, margins, cash and related drivers; growth prospects; the planned acquisition of the Joplin plant and the timing thereof; the total purchase price and method of funding the planned acquisition; the expected benefits and impact of the planned acquisition, including the expected impact on the Company’s fiscal 2015 results, expected scale benefits, expected impact on the Company’s snacks business and expected supply agreement; expected growth in the Company’s snacks business, including through innovation; innovation and new products, including our single-serve microwavable cup and frozen entrée products; customer mix; anticipated savings from fat rabbit and other initiatives; rapid growth; risk mitigation; and opportunities ahead are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases.

The forward-looking statements contained in this press release and the accompanying conference call are based on management’s current expectations, are subject to uncertainty and changes in circumstances and are subject to significant risks. We cannot assure you that future developments affecting us will be those that we have anticipated. The timing of the closing of the planned acquisition, if it occurs, is dependent upon the satisfaction of closing conditions, including Safeway’s satisfaction that it has fulfilled any collective bargaining obligations that it is required to undertake with the labor organization presently representing employees at the facility. Additionally, our ability to achieve the expected benefits of the acquisition, in the event the acquisition closes, is dependent upon our ability to successfully integrate the Joplin plant, control costs and drive incremental volume. Annie’s has not previously operated a manufacturing facility and we may encounter financial and operational difficulties in integrating the Joplin manufacturing plant with our current operations or otherwise not achieve expected benefits.

Actual results may also differ materially from the forward-looking statements contained in this press release and the accompanying conference call due to changes in global, national, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those disclosed in the section entitled “Risk Factors” in our Annual Report on Form 10-K for fiscal 2013 filed with the U.S. Securities and Exchange Commission on June 14, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the U.S. Securities and Exchange Commission today and in our other filings with the SEC, including risks relating to competition; new product introductions; our growth strategy; our brand; reputation; product liability claims; recalls and related insurance proceeds; economic disruptions; changes in consumer preferences; ingredient and packaging costs and availability; reliance on a limited number of distributors, retailers, contract manufacturers and third-party suppliers and on an outside warehouse facility; efficiency projects; intellectual property and related disputes; regulatory compliance; transportation; supply-chain; inventory levels; seasonality; and our planned acquisition of the Joplin plant. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release or the accompanying conference call speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Non-GAAP Financial Measures

Adjusted net sales, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) adjusted net sales represents net sales adjusted for impact on net sales due to product recall; (2) adjusted operating income represents income from operations adjusted for the impact on net sales, cost of sales, and selling, general and administrative expenses due to product recall, costs associated with planned acquisition of Joplin plant, and shelf registration and secondary offering costs; (3) adjusted net income represents net income adjusted for impact on net sales, cost of sales, selling, general and administrative expenses and provision for income taxes due to product recall; costs associated with planned acquisition of Joplin plant; shelf registration and secondary offering costs; and the change in fair value of convertible preferred stock warrant liability; (4) EBITDA represents net income plus interest expense, provision for income taxes, and depreciation and amortization; (5) adjusted EBITDA represents EBITDA adjusted for impact on net sales, cost of sales, and selling, general and administrative expenses due to product recall; costs associated with the planned acquisition of Joplin plant; shelf registration and secondary offering costs; stock-based compensation; and the change in fair value of convertible preferred stock warrant liability; and (6) adjusted diluted EPS represents adjusted net income divided by weighted average diluted shares of common stock.

We present adjusted net sales, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS because we believe these measures provide additional metrics to evaluate our operations and, when considered with both our GAAP results and the related reconciliation to the most directly comparable GAAP measure, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net sales, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS together with financial measures prepared in accordance with GAAP to assess our operating performance, to provide meaningful comparisons of operating performance across periods, to enhance our understanding of our core operating performance and to compare our performance to that of our peers and competitors. We also believe that these non-GAAP financial measures are useful to investors in assessing the operating performance of our business without the effect of the items described above. Adjusted net sales, adjusted operating income, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS are subject to inherent limitation as they reflect the exercise of judgment by management in determining how they are formulated. Further, our computation of these non-GAAP measures is likely to differ from methods used by other companies in computing similarly titled or defined terms, limiting the usefulness of these measures. These non-GAAP measures should not be considered in isolation or as alternatives to GAAP measures and do not purport to be alternatives to either net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate our business.

Annie’s, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Net sales (including product recall benefit of $751 during the three and six months ended September 30, 2013)	$58,650	$46,686	$97,690	$80,979
Cost of sales (including product recall benefit of $490 and $273 during the three and six months ended September 30, 2013, respectively)	36,749	28,786	61,027	49,272

Gross profit	21,901	17,900	36,663	31,707
Operating expenses:
Selling, general and administrative expenses (including product recall benefit of $32 and expense of $11 during the three and six months ended	12,538	11,539	23,865	21,750

Income from operations	9,363	6,361	12,798	9,957
Interest expense	(104)	(40)	(175)	(80)
Other income (expense), net	32	36	58	85

Income before provision for income taxes	9,291	6,357	12,681	9,962
Provision for income taxes	3,739	2,572	5,100	4,046

Net income	$5,552	$3,785	$7,581	$5,916

Net income per share
—Basic	$0.33	$0.22	$0.45	$0.35

—Diluted	$0.32	$0.21	$0.44	$0.34

Weighted average shares of common stock outstanding used in computing net income per share
—Basic	16,896,227	17,070,327	16,882,965	17,003,534

—Diluted	17,392,447	17,702,516	17,376,646	17,656,356

Non-GAAP results:
Adjusted operating income	$8,304	$7,065	$12,033	$10,661

Adjusted net income	$4,919	$4,204	$7,124	$6,347

Adjusted diluted net income per share	$0.28	$0.24	$0.41	$0.36

Adjusted EBITDA	$8,780	$7,595	$13,137	$11,669

Annie’s, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	September 30, 2013	March 31, 2013
ASSETS
CURRENT ASSETS:
Cash	$11,090	$4,930
Accounts receivable, net of allowance	19,100	20,015
Inventory	17,333	15,147
Deferred tax assets	2,558	2,558
Income tax receivable	—	588
Prepaid expenses and other current assets	5,411	5,050

Total current assets	55,492	48,288
Property and equipment, net	6,192	6,138
Goodwill	30,809	30,809
Intangible assets, net	1,086	1,116
Deferred tax assets, long-term	3,617	3,704
Other non-current assets	147	157

Total assets	$97,343	$90,212

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,512	$4,342
Accrued liabilities	13,652	12,021

Total current liabilities	21,164	16,363
Credit facility	—	7,007
Other non-current liabilities	984	913

Total liabilities	22,148	24,283

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock	17	17
Additional paid-in capital	94,875	93,190
Accumulated deficit	(19,697)	(27,278)

Total stockholders’ equity	75,195	65,929

Total liabilities and stockholders’ equity	$97,343	$90,212

Annie’s, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six Months Ended September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$7,581	$5,916
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	637	463
Stock-based compensation	409	447
Provision for doubtful accounts	21	—
Inventory reserves	430	(80)
Excess tax benefit from stock-based compensation	(643)	(5,266)
Accretion of imputed interest on purchase of intangible asset	72	71
Change in fair value of convertible preferred stock warrant liability	—	13
Amortization of deferred financing costs	6	9
Deferred taxes	87	217
Changes in operating assets and liabilities:
Accounts receivable, net	894	162
Inventory	(2,616)	(2,119)
Income tax receivable	588	(149)
Prepaid expenses, other current and non-current assets	(174)	4,092
Accounts payable	3,158	1,359
Related-party payable	—	(1,305)
Accrued expenses and other non-current liabilities	2,273	5,426

Net cash provided by operating activities	12,723	9,256

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(649)	(1,009)

Net cash used in investing activities	(649)	(1,009)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from credit facility	7,720	2,663
Payments to credit facility	(14,727)	(15,459)
Proceeds from common shares issued in initial public offering, net of issuance costs	—	11,146
Excess tax benefit from stock-based compensation	643	5,266
Proceeds from exercises of stock options	450	2,204

Net cash provided by (used in) financing activities	(5,914)	5,820

NET INCREASE IN CASH	6,160	14,067
CASH—Beginning of period	4,930	562

CASH—End of period	$11,090	$14,629

NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment funded through accounts payable	$12	$13
Conversion of convertible preferred stock into common stock	$—	$81,373

Annie’s, Inc.

Reconciliation of Adjusted Operating Income to Operating Income; Adjusted Net Income to Net Income; and Adjusted Diluted EPS to Diluted EPS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30, 2013					Three Months Ended September 30, 2012
	As Reported	Voluntary Product Recall	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted
Net sales	$58,650	$(751)	$—		$57,899	$46,686	$—		$46,686
Cost of sales	36,749	490	—		37,239	28,786	—		28,786

Gross profit	21,901	(1,241)	—		20,660	17,900	—		17,900
Operating expenses:
Selling, general and administrative expenses	12,538	32	(214	)(1)	12,356	11,539	(704	)(2)	10,835

Income from operations	9,363	(1,273)	214		8,304	6,361	704		7,065
Interest expense	(104)	—	—		(104)	(40)	—		(40)
Other income (expense), net	32	—	—		32	36	—		36

Income before provision for income taxes	9,291	(1,273)	214		8,232	6,357	704		7,061
Provision for income taxes	3,739	(512)	86	(4)	3,313	2,572	285	(3)	2,857

Net income	$5,552	$(761)	$128		$4,919	$3,785	$419		$4,204

Net income per share attributable to common stockholders
—Basic	$0.33					$0.22

—Diluted	$0.32	$(0.04)	$0.01		$0.28	$0.21	$0.02		$0.24

Weighted average shares of common stock outstanding used in computing net income per share
—Basic	16,896,227					17,070,327

—Diluted	17,392,447	17,392,447	17,392,447		17,392,447	17,702,516	17,702,516		17,702,516

(1)	Includes $52 for costs associated with the Shelf Registration Statement filed on July 16, 2013 on Solera’s behalf and $162 for costs associated with our planned acquisition of the Joplin Plant during the three months ended September 30, 2013.
(2)	Includes $704 for secondary offering costs during the three months ended September 30, 2012.
(3)	Represents impact on provision for income taxes related to secondary offering costs.
(4)	Represents impact on provision for income taxes related to costs associated with the Shelf Registration Statement and our planned acquisition of the Joplin Plant.

Annie’s, Inc.

Reconciliation of Adjusted Operating Income to Operating Income; Adjusted Net Income to Net Income; and Adjusted Diluted EPS to Diluted EPS

(unaudited)

(in thousands, except share and per share amounts)

	Six Months Ended September 30, 2013					Six Months Ended September 30, 2012
	As Reported	Voluntary Product Recall	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted
Net sales	$97,690	$(751)	$—		$96,939	$80,979	$—		$80,979
Cost of sales	61,027	273	—		61,300	49,272	—		49,272

Gross profit	36,663	(1,024)	—		35,639	31,707	—		31,707
Operating expenses:
Selling, general and administrative expenses	23,865	(11)	(248	)(1)	23,606	21,750	(704	)(2)	21,046

Income from operations	12,798	(1,013)	248		12,033	9,957	704		10,661
Interest expense	(175)	—	—		(175)	(80)	—		(80)
Other income (expense), net	58	—	—		58	85	13	(3)	98

Income before provision for income taxes	12,681	(1,013)	248		11,916	9,962	717		10,679
Provision for income taxes	5,100	(407)	99	(5)	4,792	4,046	286	(4)	4,332

Net income	$7,581	$(606)	$149		$7,124	$5,916	$431		$6,347

Net income per share attributable to common stockholders
—Basic	$0.45					$0.35

—Diluted	$0.44	$(0.03)	$0.01		$0.41	$0.34	$0.02		$0.36

Weighted average shares of common stock outstanding used in computing net income per share
—Basic	16,882,965					17,003,534

—Diluted	17,376,646	17,376,646	17,376,646		17,376,646	17,656,356	17,656,356		17,656,356

(1)	Includes $86 for costs associated with the Shelf Registration Statement filed on July 16, 2013 on Solera’s behalf and $162 for costs associated with our planned acquisition of the Joplin Plant during the six months ended September 30, 2013.
(2)	Includes $704 for secondary offering costs during the six months ended September 30, 2012.
(3)	Includes $13 for change in fair value of convertible preferred stock warrant liability during the six months ended September 30, 2012
(4)	Represents impact on provision for income taxes related to secondary offering costs.
(5)	Represents impact on provision for income taxes related to costs associated with the Shelf Registration Statement and our planned acquisition of the Joplin Plant.

Annie’s, Inc.

Reconciliation of EBITDA and Adjusted EBITDA to Net Income

(unaudited)

(in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Net income	$5,552	$3,785	$7,581	$5,916
Interest expense	104	40	175	80
Provision for income taxes	3,739	2,572	5,100	4,046
Depreciation and amortization	328	263	637	463

EBITDA	9,723	6,660	13,493	10,505
Benefit to net sales related to product recall	(751)	—	(751)	—
Benefit to cost of sales related to product recall	(490)	—	(273)	—
(Benefit to)/incremental administrative costs related to product recall	(32)	—	11	—
Shelf registration filing costs	52	—	86	—
Secondary offering costs	—	704	—	704
Costs associated with planned acquisition of Joplin Plant	162		162
Stock-based compensation	116	231	409	447
Change in fair value of convertible preferred stock warrant liability	—	—	—	13

Adjusted EBITDA	$8,780	$7,595	$13,137	$11,669

Annie’s, Inc.

Reconciliation of Adjusted Net Sales to Net Sales by Product Category

(unaudited)

(in thousands)

	Three Months Ended September 30, 2013			Three Months
	As Reported	Voluntary Product Recall	As Adjusted	Ended September 30, 2012
Product Categories:
Meals	$29,739	$(751)	$28,988	$21,869
Snacks	22,057	—	22,057	19,146
Dressings, condiments and other	6,854	—	6,854	5,671

	$58,650	$(751)	$57,899	$46,686

Annie’s, Inc.

Reconciliation of Adjusted Net Sales to Net Sales by Product Category

(unaudited)

(in thousands)

	Six Months Ended September 30, 2013			Six Months
	As Reported	Voluntary Product Recall	As Adjusted	Ended September 30, 2012
Product Categories:
Meals	$46,293	$(751)	$45,542	$36,536
Snacks	37,878	—	37,878	32,609
Dressings, condiments and other	13,519	—	13,519	11,834

	$97,690	$(751)	$96,939	$80,979

CONTACT:

Ed Aaron

510-558-7574

303-868-5551

ir@annies.com